U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
The BabyDot Company
(Exact name of Registrant as specified in its charter)

NEVADA	20-5131044
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

The BabyDot Company 3071 Wandering River Ct. Las Vegas, NV 89135	Slade Development, Inc. 2200 Paseo Verde Pkwy. Las Vegas, NV 89052
(Name and address of principal executive offices)	(Name and address of agent for service)

Registrant's telephone number, including area code: (702) 592-8737 Approximate date of commencement of proposed sale to the public:	As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box | |

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  |__|

CALCULATION OF REGISTRATION FEE
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE
Common Stock	2,960,000 shares	$0.005	$14,800	$1.58

(1)	This price was arbitrarily determined by The BabyDot Company
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

COPIES OF COMMUNICATIONS TO:
Marvin Longabaugh, Esq.
2245C Renaissance Drive
Las Vegas, NV 89119
(702) 967-6800 Fax: (702) 967-6789

SUBJECT TO COMPLETION, Dated February 20, 2007

PROSPECTUS
THE BABYDOT COMPANY
2,960,000
COMMON STOCK
INITIAL PUBLIC OFFERING

The selling shareholders named in this prospectus are offering up to 2,960,000 shares of common stock offered through this prospectus. We will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities. We have, however, set an offering price for these securities of $0.005 per share. This offering will expire in 90 days unless extended by the board of directors. The board of directors has discretion to extend the offering period for a maximum of an additional 90 days.

	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.005	None	$0.005
Total	$14,800	None	$14,800

Our common stock is presently not traded on any market or securities exchange. The sales price to the public is fixed at $0.005 per share until such time as the shares of our common stock are traded on the NASD Over-The-Counter Bulletin Board. Although we intend to apply for quotation of our common stock on the NASD Over-The-Counter Bulletin Board through a market maker, public trading of our common stock may never materialize. If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled “Risk Factors” on pages 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus is: February 20, 2007

Page
Summary	6
Risk Factors	8
Risks Associated with Our Financial Condition	8
Because our auditor has issued a going concern opinion regarding our company, there is an increased risk associated with an investment in our company.	8
Because we have a limited operating history, it is difficult to evaluate your investment in our stock.	8
Risks Associated with Our Business Model	9
Because we have not established the BabyDot brand name, and our products and name have little, if any, name recognition, we may be prevented from generating revenues which will reduce the value of your investment.	9
Because we conduct our business through verbal agreements with consultants and arms-length third parties, there is a substantial risk that such persons may not be readily available to us and the implementation of our business plan could be impaired.	9
Because we have no written agreements with the third party manufacturers that will manufacture our products, we may be unable to effectively distribute our products or distribute them at all, which would adversely affect our reputation and materially reduce our revenues.	9
If we are unable to gauge trends and react to changing consumer preferences in a timely manner, our sales will decrease.	9
In the event that we are unable to successfully compete within the baby accessories business, we may not be able to achieve profitable operations.	10
If we are unable to deliver our products on time to our consumers’ specifications, we could suffer lost sales.	10
If we are unable to successfully manage growth, our operations could be adversely affected.	10
Risks Associated with Management and Control Persons	11
Because our management is inexperienced in operating a baby accessories business, our business plan may fail.	11

Because our management has only agreed to provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.	11
If we are unable to hire and retain key personnel, we may not be able to implement our business plan.	11
Because our president, Ms. Jennie Slade, owns 70.3% of our outstanding common stock, investors may find that corporate decisions influenced by Ms. Slade are inconsistent with the best interests of other stockholders.	12
Because our president, Ms. Jennie Slade, owns 70.3% of our outstanding common stock, the market price of our shares would most likely decline if she were to sell a substantial number of shares all at once or in large blocks.	12
Risks Related to Legal Uncertainty	12
If our products are found to cause injury, have defects, or fail to meet industry standards, we will incur substantial litigation, judgment, product liability, and product recall costs, which will increase our losses and negatively affect our brand name reputation and product sales.	12
If any of our designs infringe on the intellectual property rights of others, we may find ourselves involved in costly litigation, which will negatively affect the financial results of our business operations.	13
If we are not granted trademark and copyright protection for our designs, we may have difficulty safeguarding our designs potentially resulting in our competitors utilizing them impairing our ability to achieve profitable operations.	13
New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.	13
Risks Related to Our Securities	14
If a market for our common stock does not develop, shareholders may be unable to sell their shares	14
If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline	14
If we issue shares of preferred stock with superior rights than the common stock registered in this prospectus, it could result in the decrease the value of our common stock and delay or prevent a change in control of us.	14
If our common stock is quoted on the over-the-counter bulletin board or traded and a public market for our common stock develops, short selling could increase the volatility of our stock price.	14
Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.	15
Because we will subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board the level of trading activity in our stock may be reduced.	15

If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.	16
Forward-Looking Statements	16
Use of Proceeds	16
Determination of Offering Price	16
Dilution	16
Selling Shareholders	17
Plan of Distribution	19
Legal Proceedings	20
Directors, Executive Officers, Promoters and Control Persons	21
Security Ownership of Certain Beneficial Owners and Management	23
Description of Securities	24
Interest of Named Experts and Counsel	27
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	27
Organization Within the Last Five Years	28
Description of Business	28
Description of Property	35
Plan of Operation	35
Certain Relationships and Related Transactions	39
Market for Common Equity and Related Stockholder Matters	40
Executive Compensation	43
Financial Statements	44
Changes in and Disagreements with Accountants	45
Available Information	45

Summary

We were incorporated as “The BabyDot Company” in the State of Nevada on June 27, 2006. We are engaged in the business of designing, marketing and distributing handcrafted baby blankets and other accessories made from quality fabrics. Our core products include our large 40” by 40” blanket and smaller 30” by 30” blanket tailored under a variety of selected designs and colors for boys and girls. We believe that our quality fabrics and unique blanket designs will appeal to consumers in the premium market and establish a brand image in the marketplace for the BabyDot name. We also intend to carry a variety of baby accessories, including lounge pants in sizes 12 months - 8 yrs, dresses, bibs, burp cloths, boy’s ties, and other items.

Our sales are primarily generated through the sales efforts of our current management. Ms. Jennie Slade, our President and CEO, has been a key factor in promoting our products and is largely responsible for the limited sales we have experienced since our inception. We recently added a website, located at www.thebabydotcompany.com, established as a means of generating additional sales for our own merchandise and to provide revenues from wholesale baby accessories that we purchase for retail. We presently contract with outside vendors for our fabrics and outsource manufacturing of our baby blankets and other products.

We are a development stage company and have not generated significant sales to date. As of January 31, 2007, we had $18,471 in current assets and current liabilities in the amount of $7,805. Accordingly, our working capital position as of January 31, 2006 was $10,666. Since our inception through January 31, 2006, we have incurred a net loss of $11,134. Our current working capital is not sufficient to enable us to implement our business plan as set forth in this prospectus. For these and other reasons, our independent auditors have raised substantial doubt about our ability to continue as a going concern. Accordingly, we will require additional financing.

Our principal offices are located at 3071 Wandering River Ct., Las Vegas, NV 89135. Our phone number is 702-592-8737. Our fiscal year end is October 31.

The Offering

Securities Being Offered	Up to 2,960,000 shares of our common stock, which includes all issued and outstanding shares with the exception of those held by our President, CEO and director, Ms. Jennie Slade.
Offering Price
The offering price of the common stock is $0.005 per share. There is no public market for our common stock. We cannot give any assurance that the shares offered will have a market value, or that they can be resold at the offered price if and when an active secondary market might develop, or that a public market for our securities may be sustained even if developed. The absence of a public market for our stock will make it difficult to sell your shares in our stock.

We intend to apply to the NASD over-the-counter bulletin board, through a market maker that is a licensed broker dealer, to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.
Minimum Number of Shares To Be Sold in This Offering	None
Securities Issued and to be Issued
9,960,000 shares of our common stock are issued and outstanding as of the date of this prospectus. Our President, CEO and director, Ms. Jennie Slade, owns 70.3% of the common shares of our company and therefore has substantial control. All of the common stock to be sold under this prospectus will be sold by existing shareholders. There will be no increase in our issued and outstanding shares as a result of this offering.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.
Offering Period	The shares are being offered for a period up to 90 days from the date this Prospectus is effective with the Securities and Exchange Commission, unless extended by us for an additional 90 days.

Summary Financial Information

Balance Sheet Data	As of October 31, 2006 (Audited)	As of January 31, 2007 (Audited)
Cash	$5,014	$17,495
Total Assets	$6,166	$18,471
Liabilities	$4,791	$7,805
Total Stockholders’ Equity	$1,375	$10,666

Statement of Operations	For the Year Ended October 31, 2006 (Audited)	For the Year Ended January 31, 2007 (Audited)	From inception November 1, 2005 through January 31, 2007
Revenue	$1,880	$1,152	$3,032
Loss for the Period	$5,625	$5,509	$11,134

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Currently, shares of our common stock are not publicly traded. In the event that shares of our common stock become publicly traded, the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Associated with Our Financial Condition

Because our auditor has issued a going concern opinion regarding our company, there is an increased risk associated with an investment in our company.

We have earned limited revenue since our inception, which makes it difficult to evaluate whether we will operate profitably. Operating expenses for the period from November 1, 2005 to January 31, 2007, totaled $12,042. We have incurred cumulative net losses of $11,134 since November 1, 2005. We have not attained profitable operations and are dependent upon obtaining financing to continue operations. As of January 31, 2007, we had cash in the amount of $17,495. Our future is dependent upon our ability to obtain financing and upon future profitable operations. We plan to seek additional funds through private placements of our common stock and/or through debt financing. Our ability to raise additional financing is unknown. We do not have any formal commitments or arrangements for the advancement or loan of funds. For these reasons, our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern. As a result, there is an increased risk that you could lose the entire amount of your investment in our company.

Because we have a limited operating history, it is difficult to evaluate your investment in our stock.

Your evaluation of our business will be difficult because we have a limited operating history.  We are in the development stage of our business and have only recently begun to offer our products. To date, revenues are not substantial enough to maintain us without additional capital injection. We face a number of risks encountered by early-stage companies, including our need to develop infrastructure to support growth and expansion; our need to obtain long-term sources of financing; our need to establish our marketing, sales and support organizations, and our need to manage expanding operations.  Our business strategy may not be successful, and we may not successfully address these risks. If we are unable to sustain profitable operations, investors may lose their entire investment in us.

Risks Associated with Our Business Model

Because we have not established the BabyDot brand name, and our products and name have little, if any, name recognition, we may be prevented from generating revenues which will reduce the value of your investment.

Because we are a new company with new products and we have not conducted advertising, there is little or no recognition of our BabyDot brand name. As a result, consumers may purchase products other than ours that have brand recognition in the market and we may be unable to generate sufficient revenues to meet our expenses or meet our business plan objectives, which will reduce the value of your investment.

Because we conduct our business through verbal agreements with consultants and arms-length third parties, there is a substantial risk that such persons may not be readily available to us and the implementation of our business plan could be impaired.

We have verbal agreements with our designers and manufacturers to provide services to us at their respective and customary rates upon request. In addition, we have a verbal agreement with our accountants to perform requested financial accounting services and our outside auditors to perform auditing functions. Each of these functions requires the services of persons in high demand and these persons may not always be available. The implementation of our business plan and ability to services our customers may be impaired if these parties do not perform in accordance with our verbal agreements. In addition, it may be difficult to enforce a verbal agreement in the event that any of these parties fail to perform.

Because we have no agreements with the third party manufacturers that will manufacture our products, we may be unable to effectively distribute our products or distribute them at all, which would adversely affect our reputation and materially reduce our revenues.

We do not own or operate any manufacturing facilities. We do not have written agreements with the third party manufacturers of our finished products which are manufactured solely on a per order basis. If we lose the services of our third party manufacturers, we may be unable to secure the services of replacement manufacturers. In addition, because we do not have agreements with these manufacturers, they could refuse to manufacture some or all of our products, reduce the number of products that they manufacture or change the terms and prices under which they normally manufacture our products. The occurrence of any such conditions will have a materially negative effect upon our reputation and our ability to distribute our products, which will cause a material reduction in our revenues.

If we are unable to gauge trends and react to changing consumer preferences in a timely manner, our sales will decrease.

We believe our success depends in substantial part on our ability to offer products and designs that reflect current trends and anticipate, gauge and react to changing consumer demands in a timely manner. Our business is vulnerable to changes in consumer preferences. We will attempt to reduce the risks of changing trends and product acceptance in part by devoting a portion of our available products and designs to plain styles that are not significantly modified from year to year. Nevertheless, if we misjudge consumer preferences for our products, our ability to generate sales could be impaired resulting in the failure of our business. There are no assurances that our future designs will be successful, and in that regard, any unsuccessful designs could also adversely affect our business.

In the event that we are unable to successfully compete within the baby accessories business, we may not be able to achieve profitable operations.

We face substantial competition in the industry.  Due to our small size, it can be assumed that many of our competitors have significantly greater financial, technical, marketing and other competitive resources.  These competitors may have completed development of their products and are presently marketing these to potential customers. Accordingly, these competitors may have already begun to establish brand-recognition with consumers. We will attempt to compete against these competitors by developing features that exceed the features offered by competing products. However, we cannot assure you that our products will outperform competing products or those competitors will not develop new products that exceed what we provide. In addition, we may face competition based on price. If our competitors lower the prices on their products, then it may not be possible for us to market our products at prices that are economically viable. Increased competition could result in:

▪	Lower than projected revenues;

▪	Price reductions and lower profit margins;

▪	The inability to develop and maintain our products with features and usability sought by potential customers.

Any one of these results could adversely affect our business, financial condition and results of operations. In addition, our competitors may develop competing products that achieve greater market acceptance. It is also possible that new competitors may emerge and acquire significant market share. Our inability to achieve sales and revenue due to competition will have an adverse effect on our business, financial condition and results of operations.

If we are unable to deliver our products on time to our consumers’ specifications, we could suffer lost sales.

The success of our business depends on our ability to deliver our products to our consumers’ specifications in a timely manner. However, we are dependent third party manufacturers for our products. Disruptions in the manufacturing process could delay the timely receipt of merchandise, which could result in cancelled sales and excess inventory.

If we are unable to successfully manage growth, our operations could be adversely affected.

Our progress is expected to require the full utilization of our management, financial and other resources, which to date has occurred with limited working capital. Our ability to manage growth effectively will depend on our ability to improve and expand operations, including our financial and management information systems, and to recruit, train and manage sales personnel. There can be no absolute assurance that management will be able to manage growth effectively.

Risks Associated with Management and Control Persons

Because our management is inexperienced in operating a baby accessories business, our business plan may fail.

Our management does not have any specific training in running a baby accessories business. With no direct training or experience in this area, our management may not be fully aware of many of the specific requirements related to working within this industry. As a result, our management may lack certain skills that are advantageous in managing our company. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management’s lack of experience in this industry.

Because our management only agreed to provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Ms. Slade, our president and CEO, devotes 10 to 15 hours per week to our business affairs. Mr. Joey Jennings, our strategic officer, devotes only 5 to 10 hours per week to our affairs. We do not have an employment agreement with either Ms. Slade or Mr. Jennings, nor do we maintain key life insurance for either. Currently, we do not have any full or part-time employees. If the demands of our business require the full business time of our management, it is possible that they may not be able to devote sufficient time to the management of our business, as and when needed. If our management is unable to devote a sufficient amount of time to manage our operations, our business will fail.

If we are unable to hire and retain key personnel, we may not be able to implement our business plan.

Due to the specified nature of our business, having certain key personnel is essential to the development and marketing of the products we plan to sell and thus to the entire business itself. Consequently, the loss of any of those individuals may have a substantial effect on our future success or failure. We may have to recruit qualified personnel with competitive compensation packages, equity participation, and other benefits that may affect the working capital available for our operations. Management may have to seek to obtain outside independent professionals to assist them in assessing the merits and risks of any business proposals as well as assisting in the development and operation of many company projects. No assurance can be given that we will be able to obtain such needed assistance on terms acceptable to us. Our failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on our operating results and financial condition.

Because our president, Ms. Jennie Slade, owns 70.3% of our outstanding common stock, investors may find that corporate decisions influenced by Ms. Slade are inconsistent with the best interests of other stockholders.

Ms. Slade is our president, chief executive officer and our sole director. She owns approximately 70.3% of the outstanding shares of our common stock. Accordingly, she will have an overwhelming influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. While we have no current plans with regard to any merger, consolidation or sale of substantially all of our assets, the interests of Ms. Slade may still differ from the interests of the other stockholders.

Because our president, Ms. Jennie Slade, owns 70.3% of our outstanding common stock, the market price of our shares would most likely decline if she were to sell a substantial number of shares all at once or in large blocks.

Our president, Ms. Jennie Slade owns 7,000,000 shares of our common stock, which equates to 70.3% of our outstanding common stock. There is presently no public market for our common stock and we plan to apply for quotation of our common stock on the NASD over-the-counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. If our shares are publicly traded on the over-the-counter bulletin board, Ms. Slade will be eligible to sell her shares publicly subject to the volume limitations in Rule 144. The offer or sale of a large number of shares at any price may cause the market price to fall. Sales of substantial amounts of common stock or the perception that such transactions could occur may materially and adversely affect prevailing markets prices for our common stock.

Risks Related to Legal Uncertainty

If our products are found to cause injury, have defects, or fail to meet industry standards, we will incur substantial litigation, judgment, product liability, and product recall costs, which will increase our losses and negatively affect our brand name reputation and product sales.

Because our baby products are intended for small infants, we may be subject to liability for any accidents or injury that may occur in connection with the use of these products or due to claims of defective design, integrity or durability of the products. We do not currently maintain liability insurance coverage for such claims. If we are unable to obtain such insurance, product liability claims could adversely affect our brand name reputation, revenues and ultimately lead to losses. In addition, product defects could result in product recalls and warranty claims. A product recall could delay or halt production of our products until we are able to remedy the product defects. The occurrence of any claims, judgments, or product recalls will negatively affect our brand name image and product sales, as well as lead to additional costs.

If any of our designs infringe on the intellectual property rights of others, we may find ourselves involved in costly litigation, which will negatively affect the financial results of our business operations.

Although we have not received notices of any alleged infringement by us, we cannot be certain that our designs do not infringe on issued trademarks and/or copyright rights of others. We may be subject to legal proceedings and claims from time to time in our ordinary course of business arising out of intellectual property rights of others. These legal proceedings can be very costly, and thus can negatively affect the results of our operations.

If we are not granted trademark and copyright protection for our designs, we may have difficulty safeguarding our designs potentially resulting in our competitors utilizing them impairing our ability to achieve profitable operations.

Our success will depend, in part, on our ability to obtain and enforce intellectual property rights over our name and original designs in the United States. To date, we have sought little intellectual property right protection. No assurance can be given that any intellectual property rights owned by us will not be challenged, invalidated or circumvented, that any rights granted will provide competitive advantages to us. Intellectual property litigation is expensive and time-consuming, and can be used by well-funded adversaries as a strategy for depleting the resources of a small company such as us. There is no assurance that we will have sufficient resources to successfully prosecute our interests in any litigation that may be brought. The failure to adequately protect our intellectual property and original designs could result in our competitors utilizing our designs and impair our ability to achieve profitable operations.

New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934. Upon becoming a public company, we will be required to comply with the Sarbanes-Oxley Act. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We continue to evaluate and monitor developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Related to Our Securities

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

A market for our common stock may never develop. We intend to contact an authorized OTC Bulletin Board market-maker for sponsorship of our securities on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be traded on the bulletin board, or, if traded, a public market may not materialize. If our common stock is not traded on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 2,960,000 shares of our common stock through this prospectus. The outstanding shares of common stock covered by this prospectus represent approximately 29.7% of the common shares outstanding as of the date of this prospectus. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall.

If we issue shares of preferred stock with superior rights than the common stock registered in this prospectus, it could result in the decrease the value of our common stock and delay or prevent a change in control of us.

Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock. Our board of directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of preferred stock. The issuance of any shares of preferred stock having rights superior to those of the common stock may result in a decrease in the value or market price of the common stock. Holders of preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion rights. The issuance of preferred stock could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

If our common stock is quoted on the over-the-counter bulletin board or traded and a public market for our common stock develops, short selling could increase the volatility of our stock price.

Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on over-the-counter bulletin board or any other available markets or exchanges. Such short selling if it were to occur could impact the value of our stock in an extreme and volatile manner to the detriment of our shareholders.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their own common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

In the event that our shares are quoted on the over-the-counter bulletin board, we will be required order to remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation on the over-the-counter bulletin board. In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our common stock may find it difficult to sell their shares.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. The actual results could differ materially from our forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The $0.005 per share offering price of our common stock was arbitrarily chosen using the last sales price of our stock from our most recent private offering of common stock. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.
We intend to apply to the NASD over-the-counter bulletin board for the quotation of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 2,960,000 shares of common stock offered through this prospectus. These shares were acquired from us in an offering that was exempt from Registration under Rule 504 of Regulation D of the Securities Act of 1933, as amended, and completed on January 22, 2007.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of January 31, 2007, including:

1.	the number of shares owned by each prior to this offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be owned by each upon completion of the offering;
4.	the percentage owned by each upon completion of the offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 9,960,000 shares of common stock outstanding on January 31, 2007.

Name and Address of Selling Shareholder	Shares Owned Prior to This Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Lorie Beck 607 W. 5850 S. Murray, UT 84123	100,000	100,000	0	0%
Ben J. Bennett 10300 W. Charleston Blvd. 13-351 Las Vegas, NV 89135	100,000	100,000	0	0%
Whitney Boyer 1196 E. 6600 So. #7 Salt Lake City, UT 84121	100,000	100,000	0	0%
Autumn Bunker 2521 E. Ambush #A Pahrump, NV 89048	100,000	100,000	0	0%
Sherry L. Bunker 361 West Jarvis Pahrump, NV 89060	100,000	100,000	0	0%
Leah deBecker 9896 Shadycrest Ct. Las Vegas, NV 89148	80,000	80,000	0	0%
Melanie Douglas 275 E. 300 S. Newton, UT 84327100,000	100,000	100,000	0	0%

Maurine Erickson 7520 Pah Rah Sparks, NV 89436	200,000	200,000	0	0%
Larry G. Ewell II 12103 La Carta Ct. Las Vegas, NV 89138	100,000	100,000	0	0%
Sheldon Finkelstein P.O. Box 5037 Pahrump, NV 89041	50,000	50,000	0	0%
Carina Freeze 4582 S. Red Sage Ct. Salt Lake City, UT 84107	100,000	100,000	0	0%
Heather Guymon 1272 Sandy Ridge Sandy, UT 84094	100,000	100,000	0	0%
Parker Guymon 1272 Sandy Ridge Sandy, UT 84094	100,000	100,000	0	0%
Kenneth J. Hurst 8000 W. Badura Ave. #2104 Las Vegas, NV 89113	100,000	100,000	0	0%
Julie Jennings 3101 Susan Dr. Pahrump, NV 89060	100,000	100,000	0	0%
Troy Jennings 405 Indigo Springs St. Henderson, NV 89014	100,000	100,000	0	0%
Lisa Kener 8537 Scottish Drive Sandy, UT 84093	100,000	100,000	0	0%
John B. Lucidi 3230 Joanita Pahrump, NV 89060	100,000	100,000	0	0%
Peter Ludlow 1518 S. 450 E. Orem, UT 84058	100,000	100,000	0	0%
Erin Ludwig 2809 11th Ave. West Seattle, WA 98119	100,000	100,000	0	0%
Taylor Ludwig 633 Edgebrook Dr. Las Vegas, NV 89145	110,000	110,000	0	0%
Greta Lyn Mandel 218 S. 6th St. Las Vegas, NV 89101	100,000	100,000	0	0%
Lisa Manning 325 Denton Springs, Ct. Las Vegas, NV 89138	100,000	100,000	0	0%

Jacob Mecham 220 Muldowney Ln. Las Vegas, NV 89138	100,000	100,000	0	0%
Heather Peterson 464 Crocus Hill St. Las Vegas, NV 89138	120,000	120,000	0	0%
Ted Serna 2471 West Gally Pahrump, NV 89060	100,000	100,000	0	0%
Anthony Stubbs 10930 Moonbeam Glow Ln. Las Vegas, NV 89135	100,000	100,000	0	0%
Krista Stubbs 10930 Moonbeam Glow Ln. Las Vegas, NV 89135	100,000	100,000	0	0%
Jared Zimmerman 276 No. 400 W Clearfield, UT 84015	100,000	100,000	0	0%

Except for the following, none of the selling shareholders; (1) has had a material relationship with us other than as a shareholder at any time within the past three years; (2) has been one of our officers or directors; or (3) are broker-dealers or affiliate of broker-dealers.

▪	Leah deBecker is the sister of Jennie Slade
▪	Krista Stubbs is the sister-in-law of Jennie Slade
▪	Julie Jennings is the mother of Joey Jennings
▪	Troy Jennings is the brother of Joey Jennings

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;
2.	in privately negotiated transactions;
3.	through the writing of options on the common stock;
4.	in short sales, or;
5.	in any combination of these methods of distribution.

We intend to contact an authorized Over-The-Counter Bulletin Board market-maker for sponsorship of our securities on the Over-The-Counter Bulletin Board. Currently, we or anyone acting on our behalf has requested or encouraged any broker-dealer to act as a market-maker for our securities. The sales price to the public is fixed at $0.005 per share until such time as the shares of our common stock become quoted on the NASD Over-The-Counter Bulletin Board or another exchange. Although we intend to apply for quotation of our common stock on the NASD Over-The-Counter Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board, or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	the market price of our common stock prevailing at the time of sale;
2.	a price related to such prevailing market price of our common stock, or;
3.	such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders or from such purchaser if they act as agent for the purchaser. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above.
We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	not engage in any stabilization activities in connection with our common stock;
2.	furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and;
3.	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Legal Proceedings

We are not currently a party to any legal proceedings.

Our agent for service of process in Nevada is Slade Development, Inc., located at 2200 Paseo Verde Pkwy, Las Vegas, NV 89052.

Directors, Executive Officers, Promoters and Control Persons

Our executive officers and directors and their respective ages as of January 31, 2007 are as follows:

Name	Age	Position Held with the Company
Jennie Slade 3071 Wandering River Ct. Las Vegas, NV 89135	28	President, Secretary, Chief Executive Officer, Chief Financial Officer, Principal Executive Officer, Principal Accounting Officer, and Director
Joey Jennings 3101 Susan Dr. Pahrump, NV 89060	32	Chief Strategic Officer

Set forth below is a brief description of the background and business experience of executive officers and directors.

Jennie Slade. Jennie Slade has been our President, Chief Executive Officer, Secretary and Director since our inception. Ms. Slade attended Brigham Young University for two years and graduated from the University of Nevada Las Vegas in 2000 with a Bachelor’s degree in Spanish. Ms. Slade is the mother of three children. In 2003, Ms. Slade worked in interior decorating and began selling upholstered furniture. From 2003 to 2005, Ms. Slade designed and furnished in the commercial and residential sector and established a profitable business. In 2005, Ms. Slade started a business on Ebay selling children’s hair accessories called “Kate Taylor Hair Bowtique.” Following her passion for creating and designing, Ms. Slade started a designer blanket business, called “Baby Dot LLC,” which is our wholly-owned subsidiary and operating business to date.

Joey Jennings. Joey Jennings joined our business in September of 2006 as our Chief Strategic Officer to assist our marketing efforts and provide managerial support. From 2003 to the present, Mr. Jennings has been employed with Coldwell Banker Commercial Reno, to assist clients in the buying and selling of commercial property, primarily Multi-family projects. From 2001 to 2003, Mr. Jennings was employed by Crest Budget Inn, LLC, as an In-House Leasing Manager of 300 unit weekly/monthly units. Mr. Jennings also served the same company as a real estate agent to locate properties nationwide meeting certain investment criteria. From 2000-2003, Mr. Jennings owned a company known as Blue Brainz, that wholesaled clothing to retail shops.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We do not currently have any significant employees aside from Ms. Slade and Mr. Jennings.

We conduct our business through agreements with consultants and arms-length third parties. Current arrangements in place include the following:

1.	A verbal agreement with a designer to provide services at her respective and customary rates upon request.

2.	Verbal agreements with our manufacturers at their respective and customary rates upon request.

3.	Verbal agreements with our accountants to perform requested financial accounting services.

4.	Verbal agreements with auditors to perform audit functions at their respective normal and customary rates.

We understand that enforcing verbal relationships is difficult and less preferred than having written agreements where the terms and conditions are set forth clearly. At this stage of our existence, however, we choose not to draft documents to memorialize our arrangements, since we cannot afford involving counsel at expensive rates. We will use written arrangements and counsel advice to the extent financially permissible.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to our present or former director, executive officer, or employee: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of January 31, 2007, certain information as to shares of our common stock owned by (i) each person known by us to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, and (iii) all of our executive officers and directors as a group:

Name and Address of Beneficial Owners of Common Stock [1]	Title of Class	Amount and Nature of Beneficial Ownership	% of Common Stock[2]
Jennie Slade 3071 Wandering River Ct. Las Vegas, NV 89135	Common Stock	7,000,000	70.3%
Joey Jennings 3101 Susan Dr. Pahrump, NV 89060	Common Stock	NONE	NONE
DIRECTORS AND OFFICERS - TOTAL		7,000,000	70.3%

5% SHAREHOLDERS
NONE	Common Stock	NONE	NONE

1.
As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

2.	The percentage shown is based on denominator of 9,960,000 shares of common stock issued and outstanding for the company as of January 31, 2007.

Description of Securities

Our authorized capital stock consists of 90,000,000 shares of common stock, with a par value of $0.001 per share, and 10,000,000 shares of preferred stock, with a par value of $0.001 per share. As of January 31, 2007, there were 9,960,000 shares of our common stock issued and outstanding. Our shares are held by thirty (30) stockholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

2.
The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.
Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5.
Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8.	Any other relative rights, preferences and limitations of that series.

Provisions in Our Articles of Incorporation and By-Laws That Would Delay, Defer or Prevent a Change in Control

Our articles of incorporation authorize our board of directors to issue a class of preferred stock commonly known as a "blank check" preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one (1) or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares; to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund provisions; redemption prices; conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.

In each such case, we will not need any further action or vote by our shareholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director's authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the

State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Transfer Agent

We appointed Empire Stock Transfer, Inc. of Las Vegas, Nevada, as our transfer agent.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Marvin Longabaugh, Esq., our independent legal counsel, has provided an opinion on the validity of our common stock.

Moore & Associates, Chtd., has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Moore & Associates, Chtd. has presented their report with respect to our audited financial statements. The report of Moore & Associates, Chtd. is included in reliance upon their authority as experts in accounting and auditing.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Organization within the Last Five Years

We were incorporated as The BabyDot Company in the State of Nevada on June 27, 2006. We are engaged in the business of designing, marketing and distributing handcrafted baby blankets and other accessories made from quality fabrics. On August 15, 2006, we acquired our operating entity, Baby Dot, LLC, a Nevada limited liability company, from Ms. Jennie Slade in consideration for 2,000,000 shares of our common stock. In that acquisition, we acquired all assets of the company, including our website, an existing but limited inventory of products, and all rights to the BabyDot designs.

We are located at 3071 Wandering River Ct., Las Vegas, Nevada 89135, and our website is located at www.thebabydotcompany.com. Jennie Slade, our President, CEO and director, and Joey Jennings, our Chief Strategic Officer, are persons that may be described as “promoters” as defined in Rule 405 of the Securities Act by virtue of their roles in founding and organizing our company.

Description of Business

Company Overview

The BabyDot Company is engaged in the business of designing, marketing and distributing handcrafted baby blankets and other accessories made from quality fabrics. We operate our business through our wholly owned subsidiary, Baby Dot LLC, a limited liability company incorporated under the laws of the State of Nevada. On August 15, 2006, we acquired Baby Dot, LLC from Ms. Jennie Slade, our officer and director, in exchange for 2,000,000 shares of our common stock. In that acquisition, we acquired all assets of the limited liability company, including our website, an existing but limited inventory of products, and all rights to the BabyDot designs.

The BabyDot line entered the baby accessories market in November of 2005, with the introduction of our large 40” by 40” blanket. From that point forward, we have sought to achieve a brand identity with our large blanket and our smaller 30” by 30” blanket, our core products that provide appeal to consumers in the premium market. In the baby accessories industry, we believe that premium products generate higher gross margins and offer significant growth potential. The BabyDot brand image is based upon superior fabric designs, quality and style. Our fabrics are carefully selected and handcrafted into a comfortable line of baby blankets. Once manufactured, each blanket is labeled with the BabyDot name and hand-wrapped with a satin ribbon prior to delivery.

Our plan is to build notoriety in our BabyDot name through focusing our marketing efforts on our core products. Although the focus will remain on our core products, we also intend to diversify our product line and market other baby accessories, including lounge pants in sizes 12 months - 8 yrs, dresses, bibs, burp cloths, boy’s ties, and other items. The extent to which we diversify our product line to include other baby accessories, however, depends on our ability to retain brand identity in our core products.

In order to further diversify our ability to generate revenue, we intend to retail baby accessories from wholesale companies on our website. We plan to enter into strategic alliances with these companies, and establish marketing efforts that will mutually benefit each company. In addition to increasing our chances of obtaining revenue by retailing wholesale baby products, we intend to place our products on other company websites in order to further expose our products to the marketplace.

We were formed as a Nevada corporation on June 27, 2006. We maintain our principal executive offices at 3071 Wandering River Ct., Las Vegas, Nevada 89135.

Industry Focus

The retail market for baby blankets in recent years has experienced the emergence of a broader premium market, reflected by increased sales of higher-priced, quality-oriented blanket products. Our management believes that consumer willingness to pay more for premium blanket products results from an increased demand for high-end baby accessories and a growing enthusiasm for stylish baby blankets as a fashion statement. We seek to capitalize on these trends by emphasizing sales of our premium products which are designed to appeal to the quality conscious consumer. We hope place our product line in specialty boutiques in which participants tend to spend a significant amount of disposable income on baby accessories. We also intend to market our products through our website, located at www.thebabydotcompany.com.

Business Strategy

Our objective is to become a leading designer and distributor of premium baby accessories products. We believe that our success will depend upon our ability to control, protect and enhance the BabyDot brand image. Accordingly, we have adopted a growth-oriented business strategy which includes the following key elements:

IMPROVE BRAND NAME RECOGNITION. We believe that a brand name provides instant appeal for many consumers. We intend to continue developing BabyDot signature styles that incorporate superior fabrics and unique designs that we believe differentiate our products from those of our competitors and increase brand recognition among consumers. To further increase brand recognition, we hired a top graphic designer on a consultant basis to design our logo and provide distinction to the BabyDot name.

FOCUS ON SELECTIVE DISTRIBUTION. It is our policy to maintain strict control over the distribution of our BabyDot products to avoid overexposure of the brand. We intend to sell our BabyDot products through carefully selected baby boutique retailers that will be routinely assessed to ensure that they conform to our standards. We believe this selective distribution policy will promote a high degree of loyalty from retailers and a stable retail price environment, while increasing our control over counterfeiting of our products.

We also plan to sell our blankets directly to consumers through our website in order to grow product awareness and expand our chances to obtain sales. We also plan to place our products on other company websites. As with selected baby boutique retailers, we will strive to establish relationships with companies that reflect our standards for quality.

AGGRESSIVELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS. We intend to rely on trademarks, trade secrets, unfair competition, copyright and other intellectual property laws to protect our rights to certain aspects of our products, including product designs, product concepts and recognized trademarks. We recently submitted a federal mark application to protect our BABYDOT trademark as set forth on U.S. application, serial number 77/086142. We intend to further protect our intellectual property as directed by counsel and as we are able to afford.

INTRODUCING STYLISH NEW PRODUCTS. If our core products achieve market acceptance, we intend to capitalize on BabyDot’s brand identity by introducing new BabyDot signature accessories, which will incorporate the BabyDot name and logo into the particular accessory we believe will capture consumers of premium baby products.

Once the proper relationships have been formed, we intend to collaborate with the owners of baby boutiques on new styles of blankets and other baby accessories. We believe that utilizing the expertise of retailers and distributors and their position to provide valuable consumer feedback will help our design efforts and product presentation.

MAINTAIN COMPETITIVE IN PRODUCT PRICING. We intend to align the retail prices of our BabyDot products to reflect prices which we believe consumers demand for premium blankets. In conjunction with this strategy, we will seek to obtain price concessions from suppliers to reduce the costs of BabyDot products to maintain acceptable gross margin percentages. We will also choose manufacturers that will provide the lowest cost without sacrificing quality.

FOCUS ON NATIONAL EXPANSION. We believe that a national distribution represents a significant opportunity for expansion of sales. While we only have capacity to initially market our products in the Southwest region of the United States, we plan to employ direct sales representatives once our finances permit to serve other regions of the United States. We believe that concentrating our efforts in existing regions and the introduction of BabyDot products to new regions will provide a significant opportunity for increased growth.

Description of Product Line

In fashioning our baby blankets, our focus is to incorporate the softest fabrics with modern prints that will capture both parent and child. We strive to create original, eclectic products that appeal to the fashion savy consumer. Each BabyDot item is handmade, by talented women, the majority of which are stay-at-home moms. Every product is made with great care and attention to detail. Our top priority is a happy consumer.

OUR CORE PRODUCTS. Our 40” x 40” blanket is constructed using 16 - 10 inch coordinating squares of fabric. (Using either 5 or 6 different patterns) After placing the squares in the most appealing way, the squares are sewn together and then sewn to a coordinating minky fabric on the back. Each blanket is handmade with great care and is made with back stitching in every corner to assure that it lasts. Our 30” x 30” blanket is constructed using 9 - 10 inch coordinating squares of fabric. (Using either 4 or 5 different patterns) After placing the squares in the most appealing way, the squares are sewn together and then sewn to a coordinating minky fabric on the back. Each blanket is hand made with great care and is made with back stitching in every corner to assure that it lasts.

The following blankets represent our current available styles in our core products:

Vintage Green Cowboy Stroller Blanket	Attic Chic Stroller Blanket

Blue Disco Stroller Blanket	Spring Paisley Stroller Blanket

OTHER BABY ACCESSORIES. Other accessories that we intend on introducing the BabyDot line are: lounge pants in sizes 12 months - 8 yrs, dresses, bibs, burp cloths, and boy’s ties. All of these accessories will be made using the same designs as the blankets in order to brand all items as BabyDot items.

Distribution

We expect that our principal customers will be national, regional and local baby boutiques retailers. On the national scale, we hope to distribute our products to companies like Bellini, a large luxury baby boutique. On the local scale, we hope to distribute our products to companies like Along Came the Spider, located in Las Vegas, Nevada. There are also online boutiques such papermoonbaby.com, poshtots.com, and tuttibella.com.

We intend to target the BabyDot brand to these retailers through the direct sales efforts of our current management. Aside from our direct sales efforts, we hope to find a network of distributors which cater to the very specialty boutiques we are targeting. We believe that our quest to market BabyDot products across the United States will depend in large part on our ability to tap into this network of distributors. We expect to experience resistance in entering into relationships with these distributors. Many have contracts in place that discourage competing brands such as ours that have virtually no market acceptance.

When we are able, we intend to employ a staff of sales representatives to commence efforts in the Southwest United States. Our sales representatives will be responsible for soliciting, selecting and securing accounts within a particular regional territory. We expect to pay such sales representatives on a commission basis, with commissions depending on the product line and terms of the sale. We expect to provide service and support to our sales representatives, including advertising and sales materials.

As we grow, we hope to position regional sales managers over areas across the nation that we feel will provide the highest sales. Again, the goal will be to establish relationships with distributors that already cater to the specialty boutiques we are targeting.

Marketing

Our marketing and promotion strategies for our BabyDot products are focused on building and maintaining a high-quality image. We have hired consultants to help us design, develop and produce sales materials, as well as to help us establish an attractive website. Our website, located at www.thebabydotcompany.com, along with the personal efforts made by our chief executive officer, Jennie Slade, are largely responsible for our limited sales we have had to date. We plan to enhance the functionality of our website, but retain the simple style we have already established. We will use our sales materials and website to target baby boutique retailers in our direct marketing efforts and later plan to have them available for use by our future distributors.

As we grow, we intend to advertise and market our BabyDot products through baby-focused publications, as well as through catalogs and trade shows. Examples include Papermoonbaby and Baby Style.

Trade shows are a retailer’s primary source for information about new products and provide retailers with a chance to personally meet with representatives of a company. Accordingly, we plan to attend trade shows on baby products to increase retailer awareness and enthusiasm for our products. In September of 2006, we attended the ABC Kids Expo. Although we did not obtain a booth for the event, it was a great opportunity to discuss our products with others in the industry and peruse competitors in our field.

We hope to have a booth at the ABC Kids Expo expected to take place in September 2007. We are currently coordinating with event staff to acquire a booth for a reasonable price, but there is no assurance that we will be able to attend this year. If we are able to attend the Expo, we intend to have a wide variety of sales materials and product samples.

We plan to establish value by maintaining a premium quality product at a price more attractive than that of competing brands, providing a significant value to the consumer. We hope to provide counter cards to retailers which compare the features and price of BabyDot products with those of the competition, exploiting the price/value advantage. We will determine price with the goal of providing both our company and the trade with the opportunity for significant margins.

Manufacturing

We currently manufacture our BabyDot products under verbal arrangements with stay-at-home moms that hand craft each blanket, but plan to source manufacturing to third-parties that are able to achieve a higher output at reduced rates as our growth permits. We hope to retain competent manufacturers in the United States to bolster our brand image. At the same time, however, we are also considering offshore companies to manufacture our products, particularly in China and India. The decision to use offshore manufacturers depends upon a number of factors such as cost, the quality of fabrics available in China, and the size of our orders. In the next twelve months, we believe that our manufacturing will take place in the United States, primarily because the small size of our orders will not offset the high shipping costs associated with offshore manufacturing. Furthermore, our research has revealed that offshore suppliers are not able to guarantee that the same fabric designs will be available in every order. For these reasons, we are hoping to find a suitable manufacturer here in the United States, at least for the short term.

Although our policy will be to work closely with our manufacturing sources, there are certain risks associated with the use of outside commercial manufacturers, especially foreign manufacturers. Risks inherent in the use of such manufacturers include the absence of an adequate guaranteed supply, unavailability of or delays in obtaining access to transportation of products from the manufacturer, destruction, damage, loss or theft at the manufacturer’s facility, delay in delivery of orders, bankruptcy and other financial problems of the manufacturer as well as potential misappropriation of proprietary intellectual property. Risks arising in connection with the use of a foreign manufacturer include foreign governmental regulation, economic instability in the country of manufacture, labor strikes and the implementation of additional United States legislation and regulations relating to imports, including the imposition of duties, taxes and other charges or restrictions on imports.

Competition

We face significant competition in the baby accessories business. We compete with a number of established manufacturers, importers and distributors whose brand names enjoy recognition which exceeds that of our brand names. We compete with several manufacturers, importers and distributors who have significantly greater financial, distribution, advertising and marketing resources than we do. We compete primarily on the basis of quality, brand name recognition and price.

There are a wide range of online stores selling baby accessories in competition with our company. These vary from large merchandisers, such as JC Penney, to smaller specialty shops. We believe that we compete primarily with the latter, which group includes, among others: baby star - www.babystar.com little giraffe - littlegiraffe.com and lilypad baby - lilypbaby.com. Companies in online retail business compete on price, product quality, features, benefits, brand name and customer service. We seek to market a product line that is distinctive from our competitors. We also compete with clothing retailers, including specialty stores, department stores, and major chains and discount retailers. Gap Kids, Gymboree and other national retailers are also competitors, although we hope to have our products in these venues.

We believe that our success will depend upon our ability to remain competitive in our product areas. The failure to compete successfully in the future could result in a material deterioration of customer loyalty and our image and could have a material adverse effect on our business.

Intellectual Property

We intend to aggressively assert our rights under trade secret, unfair competition, trademark and copyright laws to protect our intellectual property, including product designs, proprietary manufacturing processes and technologies, product research and concepts and recognized trademarks. These rights are protected through the acquisition of patents and trademark registrations, the maintenance of trade secrets, the development of trade dress, and, where appropriate, litigation against those who are, in our opinion, infringing these rights.

We are currently consulting with law firms to protect our brand name. While there can be no assurance that registered trademarks will protect our proprietary information, we intend to assert our intellectual property rights against any infringer. Although any assertion of our rights can result in a substantial cost to, and diversion of effort by, our company, management believes that the protection of our intellectual property rights is a key component of our operating strategy.

Regulatory Matters

We are not currently subject to direct federal, state or local regulation other than regulations applicable to businesses generally or directly applicable to retailing or online commerce. However, as the Internet becomes increasingly popular, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws may cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Further, the growth of online commerce may prompt calls for more stringent consumer protection laws. Several states have proposed legislation to limit the uses of personal user information gathered online or require online companies to establish privacy policies. The Federal Trade Commission has also initiated action against at least one online company regarding the manner in which personal information is collected from users and provided to third parties. The adoption of additional privacy or consumer protection laws could create uncertainty in Internet usage and reduce the demand for our products and services.

We are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity, qualification to do business and export or import matters. The vast majority of these laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address these issues could create uncertainty for those conducting online commerce. This uncertainty could reduce demand for our products and services or increase the cost of doing business as a result of litigation costs or increased fulfillment costs.

In addition, because our products are available over the Internet in multiple states, certain states may claim that we are required to qualify to do business in such state. Currently, we are only qualified to do business in Nevada. Our failure to qualify to do business in a jurisdiction where we are required to do so could subject us to taxes and penalties. It could also hamper our ability to enforce contracts in these jurisdictions. The application of laws or regulations from jurisdictions whose laws do not currently apply to our business could harm our business and results of operations.

Employees

We have no other employees other than our officers and directors. If finances permit, however, we also intend on employing two sales representatives at some point to commence sales efforts in the Southwest United States.

Description of Property

We maintain our corporate office at 3071 Wandering River Ct., Las Vegas, NV 89135. Our President, CEO and Director, Ms. Jennie Slade, provides this space to our company free of charge.

Plan of Operation

This prospectus contains forward-looking statements that involve risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included in this prospectus.

Plan of Operation in the Next Twelve Months

Product Development

We intend to work closely with our designer in the next twelve months. To date, our designer developed our logo and has been instrumental working with management in providing presentation advice as to our BabyDot products. We expect to use our designer’s services as we diversify our product line.  In addition, as we draw near to the September 2007 ABC Kids Expo, we plan to have our designer develop promotional materials and displays and assist management with the overall design of the booth and presentation at the event. We have a verbal arrangement to compensate our designer on project-by-project basis. We expect to incur roughly $3,000 on our designer in the next twelve months.

Locate Suitable Manufacturing

We currently manufacture our BabyDot products under verbal arrangements with individuals that hand craft each blanket. In the next twelve months and, as our growth permits, we plan to source manufacturing to third parties that are capable of achieving higher output at reduced rates. We hope to retain competent commercial manufacturers that we can rely on going forward that are flexible enough to handle small quantity orders at first, and absorb larger orders as we grow. We will look for manufacturers particularly in Las Vegas where we are headquartered to avoid expensive packaging and shipping costs. We intend to work with manufacturers on a per order basis and do not expect to incur any expenses in establishing accounts.

Enhance Our Website

We intend to enhance the functionality and complexity of our website in the next twelve months. We have already hired a consultant to establish the groundwork underlying our website, including ecommerce and other features. In the next twelve months, we plan to contract with consultants to increase visitation to our website, link with other established websites, and develop arrangements with online retailers that purchase our products on a wholesale basis. We also intend to work with Google and other search engines to expose our website to consumers.

We also intend to establish relationships with baby accessory carriers to retail their products on our website. Recently, we established accounts with Posh Baby for their loungewear and clothing lines, with Baby Rock Apparel for their printed t-shirts, and with Kumquat Baby for their clothing line. It did not cost anything for us to establish these accounts, however, but we would be subject to minimum purchase orders to continue these relationships. In the next twelve months, we hope to locate other accounts to retail on our website.

The costs associated with the above activities vary, but in the next twelve months we expect to spend around $8,000 in order to maintain and enhance our website, engage in online advertising, and establish relationships with other online retailers.

Attend ABC Kids Expo

In September of 2006, we attended the ABC Kids Expo. Although we did not obtain a booth for the event, it was a great opportunity to discuss our products with others in the industry and peruse competitors in our field. In the next twelve months, we hope to take steps to ensure that we have a booth at the ABC Kids Expo expected to take place in September of 2007. We are currently coordinating with event staff to acquire a booth for a reasonable price, but there is no assurance that we will be able to attend this year. If we are able to attend the Expo, we intend to bring a wide variety of sales materials and product samples to display. A booth at the Expo starts at around $1,400, and sales materials and product samples may cost upwards of $5,000.

Intellectual Property Protection

We recently filed a trademark application to protect the BabyDot name and logo. We intend to spend upwards of $2,000 on counsel and filings fees in the next twelve months on further intellectual property protection.

Sales Personnel

In the next twelve months, we intend to use the services of our management to sell our products. If future sales justify the expense, however, we may employ two sales representatives to commence sales efforts in the Southwest United States. These sales representatives will be responsible for soliciting, selecting and securing accounts within a particular regional territory. We expect to pay such sales representatives on a commission basis, with commissions depending on the product line and terms of the sale. In addition, we may decide to pay each sales representative a starting salary of $25,000 per year. We expect to provide service and support to our sales representatives, including advertising and sales materials.

In the event we hire sales personnel, we do not intend to do so in the next twelve months unless our revenues are enough to absorb the cost of these personnel.

Publication Advertising

As we grow, we intend to advertise and market our BabyDot products through baby-focused publications, as well as through catalogs and trade shows. Examples include Papermoonbaby and Baby Style. Our ability to advertise in these publications and catalogs is dependent on available resources. We therefore do not expect to engage in publication advertising unless our revenues permit. If cash flow is tight, we will not engage in luxurious marketing efforts.

Significant Equipment

We do not intend to purchase any significant equipment for the next twelve months.

Results of Operations for the Three Months Ended January 31, 2007

We generated $1,152 in revenue for the three months ended January 31, 2007. Our revenue during this period was generated by sales of our BabyDot blankets. Our cost of goods sold was $1,108 for the three months ended January 31, 2007. We recorded a gross profit of $44 from sales for the three months ended January 31, 2007. Our gross profit was negligible and suggests that management needs to focus on improving profit margins by reducing cost of goods with suppliers and manufacturing costs.

We incurred operating expenses in the amount of $5,553 for the three months ended January 31, 2007. These operating expenses are primarily attributable to general and administrative expenses associated with the initial development of our business, legal expenses, and consulting fees.

We anticipate our operating expenses will increase as we implement our business plan. The increase will be attributable to expenses to implement our business plan, and the professional fees to be incurred in connection with the filing of a registration statement with the Securities Exchange Commission under the Securities Act of 1933. We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.

We incurred a loss in the amount of $5,509 for the three months ended January 31, 2007.

Results of Operations for the Year Ended October 31, 2006

We generated $1,880 in revenue for the year ended October 31, 2006. Our revenue for this year was generated by sales of our BabyDot blankets. Our cost of goods sold was $1,016 for the year ended October 31, 2006. We recorded a gross profit of $864 from sales for the year ended October 31, 2006. Our gross profit in our year end was negligible and suggests that management needs to focus on improving profit margins by reducing cost of goods with suppliers and manufacturing costs.

We incurred operating expenses in the amount of $6,489 for the year ended October 31, 2006. These operating expenses are primarily attributable to general and administrative expenses associated with the initial development of our business, legal expenses, and consulting fees.

We anticipate our operating expenses will increase as we implement our business plan. The increase will be attributable to expenses to implement our business plan, and the professional fees to be incurred in connection with the filing of a registration statement with the Securities Exchange Commission under the Securities Act of 1933. We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.

We incurred a loss in the amount of $5,625 for the year ended October 31, 2006.

Liquidity and Capital Resources

As of January 31, 2007, we had total current assets of $18,471. Our total current liabilities as of January 31, 2007 were $7,805. Thus, we had working capital of $10,666 as of January 31, 2007. As demonstrated above, we expect to spend upwards of $20,000 to implement our business plan.

As of January 31, 2007, we have insufficient cash to operate our business at the current level for the next twelve months. We must raise additional capital to achieve our business goals and to continue operations. Although our principals have no legal obligation to infuse additional capital, it is anticipated that our principals will do so as reasonably necessary by providing short-term demand loans carrying a market interest rate. We may also have to raise additional capital following the completion of this registration statement, in the form of private equity securities to meet our financial requirements over the next twelve months. We believe that it will be easier to raise the requisite financing once we become a reporting company and our stock is traded on a readily accessible exchange or national quotation system. We believe this because investors generally feel more comfortable with investments in which there are periodic and complete reports filed with the SEC. In addition, investors put more value on investments in securities of a company for which they have a readily accessible market to sell their securities. We plan to be quoted on the over-the-counter bulletin board upon effectiveness of this registration statement in order to provide this benefit to investors, but we can provide no assurance that our stock will be quoted on the over-the-counter bulletin. In addition, a market for our common stock may never develop. In the event we are not able to obtain financing within the next twelve months, our operations will be limited.

Going Concern

We anticipate that we will be dependent, for the near future, on additional investment capital to fund operating expenses We intend to position ourself so that we may be able to raise additional funds through the capital markets. In light of our efforts, there are no assurances that we will be successful in this or any of our endeavors or become financially viable and continue as a going concern.

Off Balance Sheet Arrangements

As of January 31, 2007, there were no off balance sheet arrangements.

Certain Relationships and Related Transactions

Except as provided below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•	Any of our promoters;
•	Any relative or spouse of any of the foregoing persons who has the same house address as such person.

On August 15, 2006, we acquired our operating entity, Baby Dot, LLC, a Nevada limited liability company, from Ms. Jennie Slade in consideration for 2,000,000 shares of our common stock. In that acquisition, we acquired all assets of the company, including our website, an existing but limited inventory of products, and all rights to the BabyDot designs. The consideration we paid for Baby Dot, LLC was arbitrarily determined by Ms. Jennie Slade and bears no relationship to the LLC’s assets, earnings, book value or any other objective criteria of value.

We received cash advances from Ms. Jennie Slade to cover our operating costs.  These advances are non interest bearing, due upon demand and unsecured. We owe $2,462 and $2,488 for such advances of January 31, 2007 and October 31, 2006, respectively.

Market for Common Equity and Related Stockholder Matters

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the NASD over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. We can provide no assurance that our shares will be traded on the bulletin board, or if traded, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and;(f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

Currently, we have thirty (30) holders of record of our common stock.

Rule 144 Shares
None of our common stock is currently available for resale to the public under Rule 144.

Of the shares being registered, 2,960,000 shares held by twenty-nine shareholders will be available for resale from November 2007 through January 2008, depending on exactly when they purchased their shares, all in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933.

Ms. Jennie Slade, as an affiliate, will be able to sell her shares, in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933, starting in August of 2007.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	one percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 99,600 shares as of the date of this prospectus, or;
2.	the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be traded on the NASD over-the-counter bulletin board. We plan to file a Form 8-A registration statement with the Commission prior to the effectiveness of the Form SB-2 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the Commission under the 1934 Act concurrently with the effectiveness of the Form SB-2 registration statement. We must be a reporting company under the 1934 Act in order that our common stock is eligible for trading on the NASD over-the-counter bulletin board. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on a recognized market for the trading of securities in the United States.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. We believe that obtaining reporting company status under the 1934 Act and trading on the OTCBB should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1.	we would not be able to pay our debts as they become due in the usual course of business, or;
2.
our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to both of our executive officers for all services rendered in all capacities to us for our fiscal year ended October 31, 2006.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other ompensation ($)	Total ($)
Jennie Slade President, CEO, Secretary and Director	2006 2005(1)	0 0	0 0	0 0	0 0	0 0	0 0	0 0
Joey Jennings Chief Strategic Officer	2006 2005	0 n/a	0 n/a	0 n/a	0 n/a	0 n/a	0 n/a	0 n/a
(1)	Includes 2005 even though The BabyDot Company was not formed until June 27, 2006, because our subsidiary, Baby Dot, LLC, was formed on September 7, 2005.

Although we do not currently compensate our officers, we reserve the right to provide compensation at some time in the future. Our decision to compensate officers depends on the availability of our cash resources with respect to the need for cash to further business purposes.

Director Compensation

The table below summarizes all compensation awarded to, earned by, or paid to both to our sole director for all services rendered in all capacities to us for our fiscal year ended October 31, 2006.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jennie Slade	0	0	0	0	0	0	0

We do not intend on compensating our directors for their services.

THE BABY DOT COMPANY

FINANCIAL STATEMENTS

January 31, 2007 and October 31, 2006

C O N T E N T S

MOORE & ASSOCIATES, CHARTERED
 ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Baby Dot Company.
Las Vegas, Nevada

We have audited the accompanying balance sheet of Baby Dot Company as of January 31, 2007 and October 31, 2006, and the related statements of operations, stockholders’ equity and cash flows from inception November 1, 2005, through January 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Baby Dot Company. as of January 31, 2007 and October 31, 2006 and the results of its operations and its cash flows from inception November 1, 2005, through January 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company’s accumulated deficit of $11,134 as of January 31, 2007 and $5,625 as of October 31, 2006 and its lack of operations and sources of revenues raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
February 16, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7511 Fax (702) 253-7501

THE BABYDOT COMPANY
(A DEVELOPMENT STAGE  COMPANY)
CONSOLIDATED  BALANCE SHEETS

	January 31, 2007	October 31, 2006
ASSETS

CURRENT ASSETS
Cash in bank	$17,495	$5,014
Prepaid expenses	-	5
Inventory	976	1,147

TOTAL CURRENT ASSETS	18,471	6,166

TOTAL ASSETS	$18,471	$6,166

LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$5,343	$2,303
Advances from related parties	2,462	2,488

TOTAL CURRENT LIABILITIES	7,805	4,791

LONG-TERM DEBT	-	-

TOTAL LIABILITIES	7,805	4,791

STOCKHOLDERS' EQUITY
Common stock: $0.001 par value;
90,000,000 shares authorized, 9,960,000 and
7,000,000 shares issued and outstanding, respectively	9,960	7,000
Additional paid in capital	11,840	-
Accumulated deficit	(11,134)	(5,625)

TOTAL STOCKHOLDERS' EQUITY	10,666	1,375

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$18,471	$6,166

The accompanying notes are an integral part of these financial statements.

THE BABYDOT COMPANY
(A DEVELOPMENT STAGE  COMPANY)
CONSOLIDATED  STATEMENTS OF OPERATIONS

	For the Three Months Ended January 31, 2007	For the Year Ended October 31, 2006	From Inception On November 1, 2005 through January 31, 2007

REVENUES	$1,152	$1,880	$3,032
COST OF SALES	1,108	1,016	2,124
GROSS MARGIN	44	864	908

OPERATING EXPENSES

General and administrative	5,553	6,489	12,042

TOTAL OPERATING EXPENSES	5,553	6,489	12,042

NET LOSS	$(5,509)	$(5,625)	$(11,134)

BASIC LOSS PER SHARE	$(0.00)	$(0.00)

Weighted Average Shares Outstanding
	8,480,000	3,500,000

The accompanying notes are an integral part of these financial statements.

THE BABYDOT COMPANY
(A DEVELOPMENT STAGE  COMPANY)
CONSOLIDATED  STATEMENTS OF STOCKHOLDERS' EQUITY
	Common Stock		Additional Paid	Accumulated	Total Stockholders'
	Shares	Amount	in Capital	Deficit	Equity
Balance November 1, 2005	-	$-	$-	$-	$-

Shares issued for cash at $0.001 per share	5,000,000	5,000	-	-	5,000

Shares issued for services at $0.001 per share	2,000,000	2,000	-	-	2,000

Net loss for the year ended October 31, 2006	-	-	-	(5,625)	(5,625)

Balance October 31, 2006	7,000,000	7,000	-	(5,625)	1,375

Shares issued for cash at $0.005 per share	2,960,000	2,960	11,840	-	14,800

Net loss for the three months ended January 31, 2007	-	-	-	(5,509)	(5,509)

Balance January 31, 2007	9,960,000	$9,960	$11,840	$(11,134)	$10,666

The accompanying notes are an integral part of these financial statements.

THE BABYDOT COMPANY
(A DEVELOPMENT STAGE  COMPANY)
CONSOLIDATED  STATEMENTS OF CASH FLOWS

	For the Three Months Ended January 31, 2007	For the Year Ended October 31,2006	From Inception On November 1, 2005 through January 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(5,509)	$(5,625)	$(11,134)

Adjustments to reconcile net income to net cash provided by operating activities:
Common stock issued for services	-	2,000	2,000
Changes in operating assets and liabilities:
(Increase) decrease in inventory	171	(1,147)	-976
(Increase) decrease in prepaid expenses	5	(5)	-
Increase (decrease) in accounts payable	3,040	2,303	5,343

NET CASH PROVIDED BY OPERATING ACTIVITES	(2,293)	(2,474)	(4,767)

CASH FLOWS FROM INVESTING ACTIVITIES
Film costs incurred	-	-	-

NET CASH (USED) BY INVESTING ACTIVITIES	-	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from common stock issued	14,800	5,000	19,800
Increase in advances from related parties	(26)	2,488	2,462

NET CASH PROVIDED BY FINANCING ACTIVITIES	14,774	7,488	22,262

NET INCREASE IN CASH	12,481	5,014	17,495

CASH - Beginning of period	5,014	-	-

CASH - End of period	$17,495	$5,014	$17,495

SUPPLEMENTAL CASH FLOW DISCLOSURE:

CASH PAID FOR:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

NON CASH FINANCING ACTIVITIES:	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

  THE BABYDOT COMPANY
(A DEVELOPMENT STAGE  COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JANUARY 31, 2007 AND OCTOBER 31, 2006

1. Summary of Significant Accounting Policies

Nature of Business
The Baby Dot Company (the Company) was incorporated in the State of Nevada on June 27, 2006. The Company is engaged in the business of designing, marketing and distributing handcrafted baby blankets and other accessories made from quality fabrics. On August 15, 2006, the Company acquired its operating entity, Baby Dot, LLC, a Nevada limited liability company, (the Subsidiary) in consideration for 2,000,000 shares of our common stock. In that acquisition, the Company acquired all assets of the Subsidiary, including our website, an existing but limited inventory of products, and all rights to the BabyDot designs.

Basis of Presentation

The Company acquired all of its assets and liabilities from Baby Dot, LLC. Accordingly, The Baby Dot, LLC is accounted for as the predecessor to the Company and its historical financial statements are presented as those of the Company. Similarly, the outstanding shares of the Company are used for purposes of determining basic loss per share.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Basic (Loss) per Common Share
Basic (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common stock equivalents outstanding as of October 31, 2006 and January 31, 2007.

	(Loss) (Numerator)	Shares (Denominator)	Per Share Amount

For the Three Months Ended	$(5,509)	8,480,000	$(0.00)
For the Year Ended	$(5,625)	3,500,000	$(0.00)

  THE BABYDOT COMPANY
(A DEVELOPMENT STAGE  COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JANUARY 31, 2007 AND OCTOBER 31, 2006
1. Summary of Significant Accounting Policies (Continued)

Dividends
The Company has not adopted any policy regarding payment of dividends. No dividends have been paid during any of the periods shown.

Comprehensive Income
The Company has no component of other comprehensive income. Accordingly, net income equals comprehensive income for the periods ended January 31, 2007 and October 31, 2006.

Advertising Costs
The Company’s policy regarding advertising is to expense advertising when incurred. The Company had not incurred any advertising expense as of January 31, 2007 and October 31, 2006.

Cash and Cash Equivalents
For purposes of the Statement of Cash Flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Income Taxes
The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. SFAS No. 109
Requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. The Company’s predecessor operated as entity exempt from Federal and State income taxes.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate to net loss before provision for income taxes for the following reasons:

	January 31, 2007	October 31, 2006
Income tax expense at statutory rate	$2,149	$2,194
Common stock issued for services	-0-	(780)
Valuation allowance	(2,149)	(1,414)

Income tax expense per books	$-0-	$-0-

  THE BABYDOT COMPANY
(A DEVELOPMENT STAGE  COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JANUARY 31, 2007 AND OCTOBER 31, 2006

1. Summary of Significant Accounting Policies (Continued)

Net deferred tax assets consist of the following components as of:

	January 31, 2007	October 31, 2006
NOL Carryover	$3,563	$1,414
Valuation allowance	(3,563)	(1,414)
Net deferred tax asset	$-0-	$-0-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur net operating loss carry forwards may be limited as to use in future years.

Impairment of Long-Lived Assets
The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Accounting Basis
The basis is accounting principles generally accepted in the United States of America. The Company has adopted an October 31 fiscal year end.

Inventory
The Company accounts for inventory of raw materials and finished goods on a cost basis. The inventory is maintained on a first in- first out (FIFO) basis.

Stock-based compensation.
As of January 31, 2007, the Company has not issued any share-based payments to its employees.

The Company adopted SFAS No. 123-R effective January 1, 2006 using the modified prospective method. Under this transition method, stock compensation expense includes compensation expense for all stock-based compensation awards granted on or after January 1,2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123-R.

THE BABYDOT COMPANY
(A DEVELOPMENT STAGE  COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JANUARY 31, 2007 AND OCTOBER 31, 2006

Recent Accounting Pronouncements
In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. Where applicable, SFAS No. 157 simplifies and codifies related guidance within GAAP and does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier adoption is encouraged. The Company does not expect the adoption of SFAS No. 157 to have a significant effect on its financial position or results of operation.

In June 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109”, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 to have a material impact on its financial reporting, and the Company is currently evaluating the impact, if any, the adoption of FIN 48 will have on its disclosure requirements.

In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” This statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: a transfer of the servicer’s financial assets that meets the requirements for sale accounting; a transfer of the servicer’s financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities; or an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. The statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable, and permits an entity to choose either the amortization or fair value method for subsequent measurement of each class of servicing assets and liabilities. The statement further permits, at its initial adoption, a one-time reclassification of available for sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available for sale securities 1.

THE BABYDOT COMPANY
(A DEVELOPMENT STAGE  COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JANUARY 31, 2007 AND OCTOBER 31, 2006

Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements (Continued)
under Statement 115, provided that the available for sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. Management believes the adoption of this statement will have no immediate impact on the Company’s financial condition or results of operations.

2. COMMON STOCK
On August 4, 2006, the Company received $5,000 from its founder for 5,000,000 shares of its common stock. On August 15, 2006, the Company purchased its ownership interest in Baby Dot, LLC from its President for 2,000,000 shares of its common stock. On January 22, 2007, the Company completed an unregistered private offering under the Securities Act of 1933, as amended, relying upon the exemption from registration afforded by Rule 504 of Regulation D promulgated there under. The Company sold 2,960,000 shares of its $0.001 par value common stock at a price of $0.005 per share for $14,800 in cash.

3. RELATED PARTY TRANSACTIONS
The Company has received cash advances from related parties to cover its operating needs. The advances are non interest bearing, due upon demand and unsecured. The Company owes $2,462 and $2,488 for such advances at January 31, 2007 and October 31, 2006, respectively.

4. GOING CONCERN
The accompanying financial statements have been prepared in conformity with generally accepted accounting principle, which contemplate continuation of the Company as a going concern. However, the Company has accumulated deficit of $11,134 as of January 31, 2007. The Company currently has limited liquidity, and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time.

Management anticipates that the Company will be dependent, for the near future, on additional investment capital to fund operating expenses. The Company intends to position itself so that it may be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

Changes in and Disagreements with Accountants

We have had no changes in or disagreements with our accountants.

Available Information

We have filed a registration statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F. Street, N.E. Washington, D.C. 20549. Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Item 24. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 25. Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$2
Federal Taxes	$0
State Taxes and Fees	$0
Listing Fees	$0
Printing and Engraving Fees	$500
Transfer Agent Fees	$1,000
Accounting fees and expenses	$5,000
Legal fees and expenses	$8,000
Total	$14,502

All amounts are estimates.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales of Unregistered Securities

We issued 5,000,000 shares of common stock to Ms. Jennie Slade, our President, CEO and Director, on August 4, 2006. Ms. Slade acquired these shares at the price of $0.001 per share for total proceeds of $5,000 to our company. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act. We did not engage in any general solicitation or advertising. We issued the stock certificates and affixed the appropriate legends to the restricted stock.

We issued 2,000,000 to Ms. Slade in connection with the purchase of our operating entity, Baby Dot, LLC, on August 15, 2006. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act. We did not engage in any general solicitation or advertising. We issued the stock certificates and affixed the appropriate legends to the restricted stock.

On January 22, 2007, we completed an offering of shares of our common stock to a total of twenty-nine purchasers in an offering that was exempt from registration under Rule 504 of Regulation D of the Securities Act of 1933. The identity of these twenty-nine purchasers is included in the selling shareholder table set forth above. Upon closing, we issued 2,960,000 shares of our restricted common stock at the price of $0.005 per share for total proceeds of $14,800. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. We did not engage in any public solicitation or general advertising. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers. We issued the stock certificates and affixed the appropriate legends to the restricted stock.

Item 27. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation, as amended
3.2	By-Laws
4.1	Sample Share Certificate
5.1	Opinion of Marvin Longabaugh, Esq., with consent to use
10.1	Share Purchase Agreement, dated August 15, 2006
23.1	Consent of Moore & Associates, Chtd.
24.1	Power of Attorney (see attached signature page)

Item 28. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser,

(a) If the Company is relying on Rule 430B:

i. Each prospectus filed by the Company pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(b) If the Company is subject to Rule 430C:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities: The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer and sell such securities to the purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Las Vegas, Nevada on February 20, 2007.

The BabyDot Company
By:	/s/ Jennie Slade
Jennie Slade President, Secretary, Chief Executive Officer, Chief Financial Officer, Principal Executive Officer, Principal Accounting Officer, and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jennie Slade as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

By:	/s/ Jennie Slade
Jennie Slade President, Secretary, Chief Executive Officer, Chief Financial Officer, Principal Executive Officer, Principal Accounting Officer, and Director

February 20, 2007